Exhibit 4
AMENDMENT NO. 3 TO AMENDED AND RESTATED RIGHTS AGREEMENT
     THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”), dated as of February 24, 2006, is entered into by and between Administaff, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”), pursuant to Section 27 of the Amended and Restated Rights Agreement, dated as of April 19, 2003, as amended (the “Rights Agreement”), between the Company and the Rights Agent, at the Company’s direction.
RECITALS:
     WHEREAS, Section 27 of the Rights Agreement provides that the Company may in its sole discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of the holders of the Rights but subject to the other provisions of Section 27; and
     WHEREAS, on August 8, 2003 the Company received a copy of a Schedule 13G/A filed by the Earnest Partners, LLC (“Earnest Partners”) indicating that such group beneficially owned 4,082,896 shares of the Company’s Common Stock constituting approximately 15.4% of the outstanding shares of the Company’s Common Stock; and
     WHEREAS, subsequent to the filing of the Schedule 13G/A on August 8, 2003, Earnest Partners acquired additional shares of the Company’s Common Stock so that, as of August 19, 2003, Earnest Partners informed the Company that it beneficially owned 4,481,616 shares of the Company’s Common Stock; and
     WHEREAS, on August 21, 2003, Amendment No. 1 to the Rights Agreement (“Amendment No. 1”) was executed to amend the definition of Exempt Person (which excludes persons who would otherwise be deemed to be Acquiring Persons, as that term is defined in the Rights Agreement) to include Earnest Partners, subject to certain limitations set forth therein; and
     WHEREAS, subsequent to the execution of Amendment No. 1, Earnest Partners acquired additional shares of the Company’s Common Stock so that, as of February 18, 2004, Earnest Partners informed the Company that it beneficially owned 5,121,454 shares of the Company’s Common Stock; and
     WHEREAS, on February 24, 2004, Amendment No. 2 to the Rights Agreement (“Amendment No. 2”) was executed to amend the definition of Exempt Person to include Earnest Partners increased level of ownership, but provided that Earnest Partners’ applicable threshold of ownership would be reduced to the extent that it subsequently sold or otherwise disposed of any shares of Common Stock of the Company; and

     WHEREAS, Earnest Partners reported on a Form 13G/A filed on February 14, 2005 that it had reduced its beneficial ownership of the Company’s Common stock to 4,006,100 shares; and
     WHEREAS, on February 3, 2006, the Company received a copy of a Schedule 13G/A filed by the Earnest Partners indicating that it had increased its beneficial ownership of the Company’s Common Stock to 4,422,891 shares; and
     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to further amend the definition of “Exempt Person” in the Rights Agreement with respect to Earnest Partners’ current level of beneficial ownership; and
     WHEREAS, in accordance with Section 27 of the Rights Agreement, the Company has delivered a certificate from an appropriate officer of the Company to the Rights Agent stating that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement;
     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:
     Section 1. Definitions. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Rights Agreement.
     Section 2. Amendments to Rights Agreement. The definition of “Exempt Person” contained in Section 1 (p) of the Rights Agreement, as amended by Amendment No. 2, is hereby further amended to read in its entirety as follows:
     “Exempt Person” shall mean:
     (i) the Company or any Subsidiary (as such term is hereinafter defined) of the Company or any employee benefit plan of the Company’s;
     (ii) Paul J. Sarvadi, his spouse, lineal descendants, heirs, executors or other legal representatives and any trusts or limited partnerships established for the benefit of the foregoing, or any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (collectively, the “Sarvadi Stockholders”), provided that the Sarvadi Stockholders shall cease to be an Exempt Person if the shares of Common Stock of which the Sarvadi Stockholders are the Beneficial Owner exceeds 17% of the shares of Common Stock then outstanding (the “Sarvadi Threshold”);
     (iii) Earnest Partners, LLC (“Earnest Partners”), provided that Earnest Partners shall cease to be an Exempt Person if the shares of Common Stock of which Earnest Partners is the Beneficial Owner exceeds 17% of the shares of Common Stock then outstanding (the “Earnest Threshold,” and each of the Earnest Threshold and the Sarvadi Threshold, a “Threshold”); provided, however, that (a) if during the term of this

Agreement Earnest Partners sells, transfers or otherwise disposes of any shares of Common Stock of which Earnest Partners is a Beneficial Owner, the Earnest Threshold shall be reduced to that percentage of the Common Stock of which Earnest Partners is a Beneficial Owner, determined immediately after giving effect to such sale, transfer or other disposition, and (b) if the Earnest Threshold is reduced during the term of this Agreement to less than 15%, or if Earnest Partners modifies its Schedule 13G or files a Schedule 13D to indicate an intent to change or influence control of the Company, then Earnest Partners shall no longer constitute an Exempt Person. Solely as to the period prior to the entering into of Amendment No. 2 to this Agreement, Earnest Partners shall not be deemed to be or to have become an Acquiring Person for any purpose under this Agreement.
Notwithstanding the foregoing, no Person shall cease to be an Exempt Person as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person; provided, however, that if a Person shall become the Beneficial Owner of more than such Person’s relevant Threshold of the Common Stock of the Company then outstanding by reason of the share purchases of the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Stock of the Company, then such Person shall cease to be an “Exempt Person” unless upon the consummation of the acquisition of such additional shares of Common Stock such Person does not own more than such Person’s relevant Threshold.
     Section 3. Miscellaneous.
(a)	The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

(b)	This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

(c)	This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(d)	This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

(e)	Except to the extent specifically amended hereby, the provisions of the Rights Agreement shall remain unmodified, and the Rights Agreement as amended hereby is confirmed as being in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

ADMINISTAFF, INC.

By:		/s/ John H. Spurgin, II

	Name:	John H. Spurgin, II
	Title:	Senior Vice President of Legal,
General Counsel and Secretary

MELLON INVESTOR SERVICES LLC,
as Rights Agent

By:		/s/ Joan B. Martin

	Name:	Joan Martin
	Title:	Assistant Vice President